FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street
Charleston, S. C. 29401
843-529-5933

December 28, 2001

Dear Shareholder:

You are cordially invited to attend the 2002 Annual Meeting of Shareholders of First Financial Holdings, Inc. to be held at the Corporation's main office, 34 Broad Street, Charleston, South Carolina, on Thursday, January 31, 2002, at 5:30 p.m., South Carolina time.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Corporation. Directors and officers of the Corporation, as well as a representative of KPMG LLP, the Corporation's independent auditors, will be present to respond to any questions shareholders may have.

To ensure proper representation of your shares at the meeting, please sign, date and return the enclosed proxy ballot in the enclosed postage-prepaid envelope as soon as possible, even if you currently plan to attend the meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

/s/ A. Thomas Hood

A. Thomas Hood
President and Chief Executive Officer

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street
Charleston, South Carolina 29401
843-529-5933

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JANUARY 31, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Meeting") of First Financial Holdings, Inc. ("Corporation") will be held at the main office of the Corporation at 34 Broad Street, Charleston, South Carolina, on Thursday, January 31, 2002, at 5:30 p.m., South Carolina time, for the following purposes:

  To elect four directors of the Corporation; and

  To consider and act upon other matters as may properly come before the Meeting or any adjournments thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposal at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Shareholders of record at the close of business on December 3, 2001, are entitled notice of and to vote at the Meeting and any adjournments or postponements thereof.

You are requested to complete and sign the enclosed Proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote in person at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Phyllis B. Ainsworth

Phyllis B. Ainsworth
Secretary

Charleston, South Carolina
December 28, 2001

IMPORTANT: THE PROMPT RETURN OF YOUR SIGNED PROXY WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
OF
FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street
Charleston, South Carolina 29401
843-529-5933

ANNUAL MEETING OF SHAREHOLDERS
JANUARY 31, 2002

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of First Financial Holdings, Inc. ("First Financial" or "Corporation") to be used at the Annual Meeting of Shareholders of the Corporation ("Meeting"). The Meeting will be held at the Corporation's main office at 34 Broad Street, Charleston, South Carolina, on Thursday, January 31, 2002, at 5:30 p.m., South Carolina time. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders on or about December 28, 2001.

First Financial operates as a multiple savings and loan holding company for First Federal Savings and Loan Association of Charleston, Charleston, South Carolina ("First Federal"), and Peoples Federal Savings and Loan Association, Conway, South Carolina ("Peoples Federal") (together, the "Banking Subsidiaries").

VOTING AND PROXY PROCEDURE

Shareholders Entitled to Vote.

Shareholders of record as of the close of business on December 3, 2001 ("Voting Record Date"), are entitled to one vote for each share of common stock of the Corporation ("Common Stock") then held. As of the close of business on the Voting Record Date, the Corporation had 13,387,489 shares of Common Stock entitled to vote.

If you are a beneficial owner of Corporation Common Stock held by a broker, bank or other nominee (i.e. in "street name"), you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Corporation Common Stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum.

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the Meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures.

The Corporation's Board solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below. If a shareholder of record attends the Meeting, he or she may vote by ballot.

Shareholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Corporation or by filing a later dated and signed proxy prior to a vote being taken on a proposal at the Meeting. Attendance at the Meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

If your Corporation Common Stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you wish to change your voting instructions after you have returned your voting instruction form to your broker or bank, you must contact your broker or bank.

Vote Required

Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

The directors to be elected at the Meeting will be elected by a plurality of the votes cast by shareholders present in person or by proxy and entitled to vote. Pursuant to the Corporation's Certificate of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the votes cast.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups owning in excess of 5% of the Corporation's Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"). Based upon such reports, the following table sets forth, as of September 30, 2001, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. Management knows of no persons other than those set forth below who owned more than 5% of the Corporation's outstanding shares of Common Stock at September 30, 2001. The table also sets forth information as to the shares of Common Stock beneficially owned by each director of the Corporation, by the Chief Executive Officer of the Corporation, by the Corporation's or the Banking Subsidiaries' four other most highly compensated executive officers ("Named Executive Officers") and by all executive officers and directors of the Corporation as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,3]	Percent of Shares of Common Stock Outstanding

Dimensional Fund Advisors, Inc. [2] 1299 Ocean Avenue 11th Floor Santa Monica, California 90401	766,200	5.72%

Non-Employee Directors
Gary C. Banks, Jr.	58,754	[4]
Paula Harper Bethea	12,136	[4]
Paul G. Campbell, Jr.	22,006	[4]
A. L. Hutchinson, Jr.	185,207	1.38%
Thomas J. Johnson	15,421	[4]
James C. Murray	43,863	[4]
D. Kent Sharples	35,623	[4]
D. Van Smith	56,433	[4]

Named Executive Officers
A. Thomas Hood	217,313	1.61%
George N. Magrath, Jr.	76,720	[4]
Charles F. Baarcke, Jr.	77,774	[4]
John L. Ott, Jr.	142,259	1.06%
Susan E. Baham	106,795	[4]

All Directors and Executive Officers as a group (13 persons)	1,050,304	7.66%

[1]

Unless otherwise indicated, all shares are owned directly by the named persons or by the persons indirectly through spousal ownership, or through a trust, corporation or association, or as custodians or trustees for the shares of minor children. The named persons effectively exercise voting and investment power over such shares.

[2]

Information concerning the shares owned by Dimensional Fund Advisors Inc. ("Dimensional"), is as of February 2, 2001 and was obtained from a Schedule 13G. According to this filing, Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to have beneficial ownership of 766,200 shares of the Corporation's Common Stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are collectively referred to as the "Portfolios." In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of the Corporation described in this schedule that are owned by the Portfolios. All securities reported in this schedule are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.

[3]

Includes options awarded under the Corporation's Directors Stock Options-for-Fees Plan that are exercisable within 60 days of the close of business on the Voting Record Date, for the following directors: Mr. Banks-28,176 shares; Mrs. Bethea-9,260 shares; Mr. Campbell-10,828 shares; Mr. Johnson-8,797 shares; Mr. Murray-36,966 shares; Dr. Sharples-24,131 shares; and Mr. Smith-4,787 shares. The total also includes 65,600; 34,100; 22,300; 41,350; 37,400 and 323,695 shares of Common Stock that may be received upon the exercise of stock options, which are exercisable within 60 days of the close of business on the Voting Record Date, for Messrs. Hood, Magrath, Baarcke, Ott and Mrs. Baham and all executive officers and directors as a group, respectively.

[4]		Less than one percent.

PROPOSAL I - ELECTION OF DIRECTORS

The Board is currently composed of nine members. In accordance with the Corporation's Certificate of Incorporation, the Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The Nominating Committee has nominated for election as directors Thomas J. Johnson, James C. Murray and D. Kent Sharples each to serve for three-year terms and James L. Rowe to serve for a one-year term, or until their respective successors have been elected and qualified. All nominees are currently members of the Board.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute recommended by the Board or the Board may amend the Corporation's Bylaws to reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS OF THE CORPORATION.

The following table sets forth certain information regarding the nominees for election at the Meeting as well as information regarding those directors continuing in office after the Meeting.

Name	Age [1]	Year First Elected Director [2]	Year Term Expires
Board Nominees
Thomas J. Johnson[5]	51	1998	2005[4]
James C. Murray [3]	62	1991	2005[4]
D. Kent Sharples	58	1992[6]	2005[4]
James L. Rowe	58	2001	2003[4]
Directors Continuing in Office
A. Thomas Hood [3,5]	55	1987	2003
A. L. Hutchinson, Jr. [3,5]	67	1985	2003
Gary C. Banks, Jr.[3]	67	1987	2004
Paula Harper Bethea [3]	46	1996	2004
Paul G. Campbell, Jr. [3]	55	1991	2004

[1]		As of September 30, 2001.
[2]		Includes prior service, as applicable, on the Board of Directors of First Federal.
[3]		Also serves as a Director of First Federal.
[4]		Assuming election at the Meeting.
[5]		Also serves as a Director of Peoples Federal.
[6]		Does not include prior service on Board of Directors of Peoples Federal.

The following discussion presents information with respect to the nominees at the Meeting:

THOMAS J. JOHNSON has served as a Director of First Financial and as a director of Peoples Federal since 1998. He is President, Chief Executive Officer and Owner of F & J Associates, a company that owns and operates automobile dealerships in five southeastern states. He serves on the Foundation Board of Trustees of Horry-Georgetown Technical College, The Board of Visitors of the Coastal Carolina University School of Business and the South Carolina Business Resources Board. He is a member of the National Automobile Dealers Association, the South Carolina Automobile Dealers Association and the Ford Lincoln Mercury Dealers Association. He is active in community service as a member of the South Carolina Minority Business Network, the Board of Trustees of Shaw University and the Conway, South Carolina and Myrtle Beach, South Carolina Chambers of Commerce.

JAMES C. MURRAY has served as a Director of First Financial since 1991. He is a Registered Professional Engineer and retired President, Chief Executive Officer and Chairman of the Board of Directors of Utilities Construction Company, Inc. and its subsidiaries, an electrical contracting company specializing in high voltage electrical work and heavy industrial electrical work in the Southeast. Mr. Murray is active in numerous civic associations, having served as President of the Coastal Carolina Council of the Boy Scouts. He is currently President of Area 5, Southern Region of Boy Scouts of America which covers South Carolina and portions of Georgia and North Carolina. Having served as a Director and Treasurer for the Trident United Way, Mr. Murray served as the 1996 Trident United Way Campaign Chairman and President of Trident United Way for the 1999 year. He is currently on the Board of United Way of South Carolina and is secretary of the Board. He was previously a member of the Board of Directors of the South Carolina Chamber of Commerce and Trident Technical College Foundation, of which he previously served as President.

D. KENT SHARPLES has served as a Director of First Financial since 1992 and as a director of Peoples Federal from 1984 through 1999. Dr. Sharples has been President of Daytona Beach Community College, Daytona Beach, Florida, since July 1999. From July 1980 to July 1999, Dr. Sharples was President of Horry-Georgetown Technical College, Conway, South Carolina. He has been active in numerous civic associations, serving as President of the United Way of Horry County, President of the Myrtle Beach Rotary Club, Chairman of the Horry County Economic Development Board, Chairman of the Subcommittee of the Area Transportation Council, a member of the Board of Directors of Grand Strand YMCA, a member of the Myrtle Beach Chamber of Commerce, and a member of the Georgetown Propeller Club. In 1990, Dr. Sharples was also appointed by then Secretary of Labor Dole to serve as a member of the Secretary's Advisory Commission on work-based learning.

JAMES L. ROWE is President of First Southeast Insurance Services, Inc. and Kinghorn Insurance Services, Inc., subsidiaries of the Corporation. Mr. Rowe is active in community affairs, serving as a director on the Hilton Head Chamber of Commerce Board, Director for Palmetto Electric Cooperative, Commissioner for Broad Creek Public Service District and a member and past President of the VanLandingham Rotary Club. Mr. Rowe is a Director for Lutheran Homes of South Carolina and President of Rowe Farm LLC. He has served on the Agency Council for six years and received the Independent Agent of the Year Award in 2001, presented by the Independent Insurance Agents of South Carolina.

The present principal occupation and other business experience during the last five years of each director continuing in office is set forth below:

Gary C. Banks, Jr. is a Director and retired Executive Vice President of Banks Construction Company, which specializes in highway construction.

Paula Harper Bethea is the Director of Client Relations and Development for Bethea, Jordan & Griffin, P.A. of Hilton Head Island, South Carolina, a law firm.

Paul G. Campbell, Jr. is President of the Southeast Region for Alcoa Primary Metals, the world's leading aluminum reduction company.

A. Thomas Hood has been President and Chief Executive Officer of the Corporation since July 1, 1996, and of First Federal since February 1, 1995. Previously, he served in various capacities for the Corporation and First Federal.

A. L. Hutchinson, Jr. has been Vice Chairman of the Corporation and First Federal since February 1, 1995 and Chairman of Peoples Federal since July 1, 1999. Previously, he served as President and Chief Executive Officer and in other various capacities for the Corporation and First Federal.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board conducts its business through meetings of the Board and through its committees. During the fiscal year ended September 30, 2001, the Board held 15 meetings. No director of First Financial attended less than 75% of the total meetings of the Board and committee meetings on which such Board member served during this period for the Corporation.

The Executive Committee of the Corporation, composed of Messrs. Smith, Hood and Hutchinson did not meet during the fiscal year ended September 30, 2001.

The Audit Committee of the Corporation, composed of Mrs. Bethea and Messrs. Johnson, Murray and Sharples, meets at least quarterly to review the findings of the Corporation's independent auditors and internal auditor and to evaluate policies and procedures relating to internal controls. This Committee met five times during the fiscal year ended September 30, 2001.

The Compensation/Benefits Committee of the Corporation, composed of Messrs. Banks, Campbell, Johnson and Sharples, reviews compensation policies and benefit plans of the Corporation, grants stock options and recommends compensation for senior management. This Committee held four meetings during the fiscal year ended September 30, 2001.

Article II, Section 14 of the Corporation's Bylaws provides that the Board shall act as a nominating committee for selecting the management nominees for election as directors. Such section of the Bylaws provides as follows: "No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the Secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation." The Board held one meeting in its capacity as the Nominating Committee during the fiscal year ended September 30, 2001.

DIRECTORS' COMPENSATION

During the fiscal year ended September 30, 2001, non-management members of the Corporation's Board received a fee of $8,040 except the Chairman, who received a fee of $9,600. First Financial's Audit Committee members received an additional annual fee of $1,000; the Audit Committee chairman received $1,200. Non-management directors who serve on First Financial's non-banking subsidiary boards were paid nominal fees on a quarterly basis.

Non-management members of the First Federal Board received $10,800 each during the fiscal year ended September 30, 2001, except the Chairman, who received $12,900. Non-management members of the Peoples Federal Board received a fee of $10,380 each during the fiscal year ended September 30, 2001, except for the Chairman, who received $12,600. The members of management who serve on the Peoples Federal, First Federal and First Financial Boards receive no additional compensation.

Effective October 1, 1994, non-management directors of the Corporation, First Federal and Peoples Federal were offered the opportunity to participate in the 1994 Outside Directors Stock Options-for-Fees Plan, approved by shareholders at the January 25, 1995 Annual Meeting. In fiscal 2001, eight Directors (excluding Emeritus and Advisory Directors) participated in the Plan, deferring $72,519.55 in fees.

The Performance Equity Plan for Non-Employee Directors was approved by shareholders at the January 22, 1997 Annual Meeting of Shareholders. Performance targets for the fifth plan year resulted in the award of 1,586 shares to eight directors of First Financial and First Federal.

MANAGEMENT REMUNERATION

Summary Compensation Table.

The following information is furnished for the Corporation's Chief Executive Officer and the Named Executive Officers during the fiscal year ended September 30, 2001.

SUMMARY COMPENSATION TABLE*
		Annual Compensation			Long-Term Compensation
				Other Annual Compen- sation ($)[2]	Awards	All Other Compensation ($) [3]
Name and Principal Position	Year	Salary ($)	Bonus[1] ($)		Stock Options (#)
A. Thomas Hood President and Chief Executive Officer of the Corporation and First Federal	2001	215,316	85,994	--	--	17,535
	2000	216,378	55,065	--	8,000	17,671
	1999	202,624	42,649	--	4,000	17,598
George N. Magrath, Jr. President and Chief Executive Officer of Peoples Federal	2001	140,202	--	--	--	9,571
	2000	141,483	--	--	7,000	11,423
	1999	132,120	--	--	3,500	10,816
Charles F. Baarcke, Jr. Senior Vice President of the Corporation and First Federal	2001	157,012	65,756	--	--	13,004
	2000	155,277	21,655	--	7,000	12,737
	1999	145,082	32,613	--	3,500	12,848
John L. Ott, Jr. Senior Vice President of the Corporation and First Federal	2001	158,366	71,104	--	--	15,328
	2000	158,485	41,407	--	7,000	14,767
	1999	148,518	36,535	--	3,500	15,174
Susan E. Baham Senior Vice President and Chief Financial Officer of the Corporation and First Federal	2001	156,301	64,795	--	--	15,183
	2000	153,450	25,762	--	7,000	15,142
	1999	128,706	19,491	--	3,500	13,772

*All compensation, except for the compensation of George N. Magrath, Jr., is paid by First Federal but allocated between the Corporation and First Federal based on approximate time spent by the Named Executive Officer on Corporation business. Mr. Magrath is compensated by Peoples Federal.

[1]

Reflects earned incentive bonuses awarded for the fiscal year which were paid in subsequent fiscal year. For more details on the Performance Incentive Compensation Plan, please refer to the Report of the Compensation Committee in this proxy statement.

[2]	Excludes perquisites which did not exceed the lesser of $50,000 or 10% of the salary and bonus.
[3]	Represents total 401(k) and profit sharing plan contributions paid by the Corporation.

Option Grants.

No stock options were granted to the Chief Executive Officer or the Named Executive Officers in Fiscal Year 2001.

Option Exercise Table.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End[1] Exercisable/Unexercisable ($)
A. Thomas Hood	-0-	-0-	61,600/--	771,870/--
George N. Magrath, Jr.	-0-	-0-	30,600/--	327,382/--
Charles F. Baarcke, Jr.	-0-	-0-	18,800/--	160,298/--
John L. Ott, Jr.	1,250	21,519	37,850/--	452,239/--
Susan E. Baham	-0-	-0-	33,900/--	381,455/--

[1]			The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($22.95) of the underlying Common Stock at September 30, 2001. Options are in-the-money if the fair market value of the shares covered by the option exceeds the exercise price of the option

During fiscal 1993, the Stock Option Committee established First Financial stock ownership guidelines for members of management. The desired level of stock ownership is based on the market value of the shares owned as a percentage of annual salary. The percentages are 400%, 200% and 100% for the President, Senior Vice Presidents and other members of management, respectively. Stock ownership goals are expected to be met within five years. When goals are met, additional stock options may be granted. All members of management have met stock ownership goals set by the Corporation, with the exception of eight management members, seven of whom have been management members for less than five years.

Employment Agreements.

First Federal entered into an employment agreement ("Agreement") with Mr. Hood on July 30, 1987, which Agreement was subsequently amended on September 29, 1988, October 1, 1993, and September 26, 1996, and has included First Financial as a party to the Agreement since 1993. Additionally, First Federal and First Financial entered into three-year employment agreements with Messrs. Baarcke and Ott on October 1, 1993. On the same date, Peoples Federal and First Financial entered into an employment agreement with Mr. Magrath for a term of three years. On September 26, 1996, First Federal and First Financial entered into a three-year Agreement with Mrs. Baham. The Agreements of Messrs. Hood, Magrath, Baarcke, Ott and Mrs. Baham provide for a salary of not less than $175,620; $93,600; $104,220; $112,080 and $88,448 per annum, respectively, disability and retirement income benefits and bonus and other fringe benefits as may be approved by the Board. The terms of each of the employment agreements may be extended for an additional 12 full calendar months upon action of the Boards of First Federal, Peoples Federal and First Financial, as appropriate, prior to the anniversary date of the agreements. Each of the agreements provides for termination for cause or in certain events specified by Office of Thrift Supervision regulations. Each of the agreements is also terminable by First Federal, Peoples Federal or the Corporation without cause except that the affected employee would be entitled to the full amount of salary remaining under the term of the agreement. In the event of a change in control (as defined in each agreement) of the Corporation followed by the involuntary termination of employment (or voluntary termination of employment in certain circumstance) of the executive following such change in control, each agreement provides for the payment to the employee of the greater of the salary which would have been received for the remainder of the agreement or 2.99 times the average of the prior five years' salaries for Messrs. Hood, Magrath, Baarcke, Ott and Mrs. Baham. At September 30, 2001, Messrs. Hood, Magrath, Baarcke, Ott and Mrs. Baham would have received approximately $637,729; $372,720; $434,020; $464,430; and $366,149, respectively, if their employment were terminated subsequent to a change in control.

Report of the Audit Committee.

The Audit Committee of First Financial is composed of four independent directors and operates under a written charter adopted by the Board on May 25, 2000, and amended on September 27, 2001. The Committee recommends to the Board the selection of the Corporation's independent accountants.

Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants regarding the financial statements as of the year ended September 30, 2001. Management represented to the Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statements of Auditing Standards No. 61, Communication with Audit Committees.

The Corporation's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants that firm's independence.

Based upon the Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended September 30, 2001 filed with the SEC.

The directors who are members of the Committee are:

James C. Murray, Chairman
Paula Harper Bethea
Thomas J. Johnson
D. Kent Sharples

COMPENSATION COMMITTEE MATTERS

Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the 1934 Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and performance graph shall not be incorporated by reference into any such filings.

Report of the Compensation Committee.

The Compensation/Benefits Committees of the Boards of the Corporation and the Banking Subsidiaries are composed entirely of independent directors. The Corporation's Committee is responsible for establishing and monitoring compensation policies of the Corporation and for reviewing and ratifying the actions of the Banking Subsidiaries' Compensation Committees. Performance of the Corporation and the individual is evaluated and compensation is set accordingly.

It is the policy of First Federal and Peoples Federal that the performance of senior management be evaluated using the same established criteria which are used for the staff and that the salary structure for the executive officers be included in the salary structure of the Banking Subsidiaries. The Committees are responsible for evaluating the performance of the Chief Executive Officers of the Banking Subsidiaries while the Chief Executive Officers of the Banking Subsidiaries evaluate the performance of other senior officers of the respective Banking Subsidiaries. Salary increases are recommended to the Committee based on these evaluations. The Committee reviews the evaluations and sets the salaries for the coming year.

The Compensation/Benefits Committees' considerations include management skills, long-term performance, shareholder returns, operating results, asset quality, asset-liability management, regulatory compliance and unusual accomplishments as well as economic conditions and other external events that affect the operations of the Corporation and the Banking Subsidiaries. Compensation policies must promote the attraction and retention of highly qualified executives and the motivation of these executives to achieve financial and other goals that result in the success of the Corporation and the Banking Subsidiaries and the enhancement of long-term shareholder value.

In addition to salaries, the Corporation's compensation plan includes Profit Sharing Plan contributions and matching contributions to the 401(k) Plan, both of which are based on return on shareholders' equity. Stock options are also awarded periodically based on performance, length of service and salary grades. The Committee believes that awards of stock options provide increased motivation to work for the success of the Corporation thereby increasing personal financial success. All options granted to executives and employees are exercisable at the closing price of the Corporation's stock on the date of grant.

In September 1996, the Board approved a management Performance Incentive Compensation Plan to become effective October 1, 1996. The purpose of the plan is to share the rewards of excellent performance with those managers who provide knowledge and direction to the Corporation and work to accomplish results that are above expectations. Standards of measurement are developed annually, and the Banking Subsidiaries must meet the goals as identified in their strategic business plans.

Any incentive awards are supplements to annual compensation. No incentive bonus will be awarded for a fiscal year regardless of performance on individual factors if the Banking Subsidiaries' return on shareholders' equity is less than the approved minimum for that fiscal year. Participants in the plan are limited to executives who are responsible for directing functions which have significant impact on the growth and profitability of the Banking Subsidiaries and the Corporation.

Periodically, independent compensation consultants are engaged to review the salary levels of all members of management as compared with peers with comparable responsibilities in other companies. Results are reported to the Compensation/Benefits Committee.

During the fiscal year ended September 30, 2001, the base compensation for A. Thomas Hood, President and Chief Executive Officer of the Corporation, was $214,635, which represented a 3% increase from the previous fiscal year's base compensation of $208,374. The Committee believes Mr. Hood's current compensation is appropriate based on comprehensive salary surveys and the performance of the Corporation and the Banking Subsidiaries

Submitted by the Compensation Committees of the Board:
FIRST FINANCIAL	PEOPLES FEDERAL	FIRST FEDERAL
Gary C. Banks, Jr., Chairman	Thomas J. Johnson, Chairman	Paula Harper Bethea, Chairman
Paul G. Campbell, Jr.	Michael A. Hilton	Gary C. Banks, Jr.
Thomas J. Johnson	Thomas E. Rogers, Jr.	James C. Murray
D. Kent Sharples	Henry M. Swink

Compensation Committee Interlocks and Insider Participation.

The Board of First Financial has a Compensation/Benefits Committee currently composed of Messrs. Banks, Campbell, Johnson and Sharples. Mr. Banks is presently the Committee's Chairman. The Committee reviews and ratifies the actions of the Compensation Committees of the Banking Subsidiaries. No member of the Corporation's Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

Performance Graph. The following graph shows a five year comparison of cumulative total returns for the Corporation, the CRSP Index for Nasdaq Stock Market (U.S. Companies) and the CRSP Peer Group Index for Nasdaq Stocks.*

	09/30/1996	09/30/1997	09/30/1998	09/30/1999	09/30/2000	09/30/2001
FIRST FINANCIAL HOLDINGS, INC.	$100.0	$194.9	$178.3	$186.1	$171.1	$264.6
CRSP Index for Nasdaq Stock Market (US Companies)	100.0	137.3	139.4	227.8	302.5	123.6
CRSP Peer Group Index for Nasdaq Stocks	100.0	172.7	168.2	163.2	178.4	251.2
(SIC 6030-6039 US Only) Savings Institutions
Notes:
A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding day is used.
D.	The index level for all series was set to $100.0 on 9/30/1996.
*Source: Center for Research in Security Prices (CRSP), the University of Chicago Graduate School of Business.

COMPLIANCE WITH SECTION 16(a) OF THE 1934 ACT

Section 16(a) of the 1934 Act requires certain officers of the Corporation and its directors, and persons who beneficially own more than 10 percent of any registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the SEC.

Based solely on a review of the reports and written representations provided to the Corporation by the above-referenced persons, the Corporation believes that during the fiscal year ended September 30, 2001, all filing requirements applicable to its reporting officers, directors and greater than 10 percent beneficial owners were met.

TRANSACTIONS WITH MANAGEMENT

James L. Rowe, a director nominee, is a former principal of Kinghorn Insurance Agency ("Kinghorn"). The Corporation purchased the Hilton Head Island, Bluffton and Ridgeland operations of Kinghorn in May 2001. In connection with the transaction, Mr. Rowe, as a 60% owner of Kinghorn, received approximately $5.1 million, or 60%, of the purchase price.

In addition to the purchase price, Mr. Rowe may receive from the Corporation a payment for a period of four years following the closing of the acquisition of up to $258,750 at the end of each year, based on certain performance criteria.

Operating as Kinghorn Insurance Services, Inc. the agency became a subsidiary of the Corporation's existing insurance subsidiary, First Southeast Insurance Services, Inc. Mr. Rowe entered into an Employment Agreement with Kinghorn effective as of the close of the transaction. The agreement has a term of four years, provides for a base annual salary of approximately $159,000 and for participation in certain benefit programs. In addition, Mr. Rowe was named President of First Southeast Insurance Services, Inc.

The acquisition of Kinghorn by the Corporation was completed without any offer of a directorship by the Corporation. The selection of Mr. Rowe by the Corporation's Nominating Committee to be a nominee for director was based on his qualifications, at arms-length and independent of the acquisition of Kinghorn.

Applicable laws and regulations require that all loans or extensions of credit by the Banking Subsidiaries to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all employees and does not give preference to any insider over any employee) and does not involve more than the normal risk of repayment or present other unfavorable features. The Banking Subsidiaries have adopted policies which comply with these provisions.

AUDITING AND RELATED FEES

Audit Fees

For fiscal year 2001, KPMG LLP billed the Corporation an aggregate of $184,000 for professional services rendered for the audit of the Corporation's annual financial statements for the year ended September 30, 2001 and reviews of the financial statements included in the Corporation's Forms 10-Q for that year.

Financial Information Systems Design and Implementation Fees

For fiscal year 2001, KPMG LLP did not provide the Corporation professional services associated with financial information systems design and implementation.

All Other Fees

For fiscal year 2001, KPMG LLP billed the Corporation an aggregate of $118,000 for other fees. These fees included services for tax matters, due diligence assistance, audits of the reinsurance and brokerage subsidiaries and other services. The Audit Committee has considered whether the provision of these services by its independent accountants is compatible with their independence and has concluded that the provision of such services does not interfere with the exercise of independent judgment by such accountants.

SHAREHOLDER PROPOSALS

Article II, Section 15 of the Corporation's Bylaws provides that any new business to be taken up at the annual meeting shall be stated in writing and filed with the Secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation. Article IX of the Certificate of Incorporation provides that notice of a shareholder's intent to make a nomination or present new business at the meeting ("shareholder notice") must be given not less than 30 days nor more than 60 days prior to any such meeting; provided, however, that if less than 31 days notice of the meeting is given to shareholders by the Corporation, a shareholder's notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. If properly made, such nominations or new business shall be considered by shareholders at such meeting.

In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Corporation's main office at 34 Broad Street, Charleston, South Carolina, no later than August 21, 2002. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

The Board is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies. The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, directors, officers and regular employees of the Corporation may solicit proxies personally or by telegraph or telephone without additional compensation.

ANNUAL REPORTS TO SHAREHOLDERS

A copy of the Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended September 30, 2001 are being mailed to each shareholder of record together with these proxy materials. THE ANNUAL REPORT ON FORM 10-K AND THE ANNUAL REPORT TO SHAREHOLDERS ARE NOT A PART OF THE CORPORATION'S SOLICITING MATERIAL.

BY ORDER OF THE BOARD OF DIRECTORS
Phyllis B. Ainsworth
Secretary
Charleston, South Carolina
December 28, 2001

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST FINANCIAL HOLDINGS, INC.
					With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS January 31, 2002			1. The election as directors of all nominees listed (except as marked to the contrary):	For

Thomas J. Johnson, James C. Murray,

The undersigned hereby appoints Paula Harper Bethea and Paul G. Campbell, Jr., with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of First Financial Holdings, Inc. (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held at the Corporation's main office, located at 34 Broad Street, Charleston, South Carolina, on Thursday, January 31, 2002, at 5:30 p.m., South Carolina time, and at any and all adjournments and postponements thereof.

James L. Rowe and D. Kent Sharples
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

In their discretion, the named proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please be sure to sign and date this proxy below:		Date:

Shareholder sign above	Co-holder (if any) sign above		The Board of Directors recommends a vote "FOR" the election of the nominees listed above.

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST FINANCIAL HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Corporation or by duly executing a proxy bearing a later date.

The above signed acknowledges receipt from the Corporation, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement, an Annual Report to Shareholders and a Form 10-K.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY